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Registration No. 33-............

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

STEWART & STEVENSON SERVICES, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1051605 (I.R.S. Employer Identification Number)
2707 North Loop West Houston, Texas (Address of Principal Executive Offices)	77008 (Zip Code)

STEWART & STEVENSON SERVICES, INC.
AMENDED AND RESTATED
1996 DIRECTOR STOCK PLAN, AS AMENDED
(Full title of the plan)

Carl B. King
P. O. Box 1637
Houston, Texas 77251-1637
(Name and address of agent for service)

(713) 868-7700
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, without par value per share	300,000	$16.34	$4,902,000	$621.08

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the registrant's common stock, no par value ("Common Stock") that become issuable under the Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant's outstanding shares of Common Stock. The number of shares of Common Stock stated above includes Common Share Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(2)
The Proposed Maximum Offering Price Per Share is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee and is based the average of the high and low sales price of a share of the registrant's Common Stock as reported by the New York Stock Exchange on August 26, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        This Registration Statement registers additional securities of the same class as other securities for which registration statements on this Form (Registration Statement 333-15271 and 333-86144, the "Earlier Registration Statements") relating to the Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan (the "Earlier Plan") is effective. Pursuant to Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference, except to the extent such contents are superseded by the contents of this Registration Statement.

        Amendment No. 1 to the Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan (which amended the Earlier Plan) was adopted and approved by the Board of Directors of Stewart & Stevenson Services, Inc., a Texas corporation (the "Company"), on March 31, 2004, and was adopted and approved by the shareholders of the Company on July 9, 2004.

Item 3. Incorporation of Documents by Reference.

        The following documents are hereby incorporated by reference in this Registration Statement:

        (a)   The Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2004, as filed on April 15, 2004, as amended on May 27, 2004.

        (b)   The Quarterly Report on Form 10-Q of the Company for the quarter ended May 1, 2004, as filed on May 25, 2004.

        (c)   The Quarterly Report on Form 10-Q of the Company for the quarter ended July 31, 2004, as filed on August 26, 2004.

        (d)   The description of the Company's Common Stock included in the Company's registration statement on Form 8-A, filed on May 31, 1977.

        (e)   The description of the Rights to Purchase Shares of the Company's Common Stock that are attached to the Common Stock, included in the Company's registration statement on Form 8-A, filed on March 16, 1995.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the issuance of the shares of Common Stock registered hereby will be passed upon by William L. Moll, Jr., Managing Attorney for the Company. Mr. Moll beneficially owns 9,375 shares of Common Stock, including 9,375 shares which Mr. Moll has the right to acquire within 60 days.

Item 6. Indemnification of Directors and Officers.

        Article 2.02-1 of the Texas Business Corporation Act provides in relevant part that:

  1)
  A corporation may indemnify any officer or director from and against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with a threatened, pending or completed action, suit, investigation or other proceeding to which he is, was or is threatened to be a party; provided that it is determined by the Board of Directors, a committee thereof, special legal counsel or a majority of the stockholders that such officer or director: (a) acted in good faith; (b) reasonably believed that his conduct was in the best interest of the corporation or was, in some circumstances, at least not opposed to the corporation's interest and (c) in a criminal case, had no reasonable cause to believe his conduct was unlawful. Such indemnity is limited to the reasonable expenses actually incurred in matters as to which the officer or director is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him. No indemnification is permitted with respect to any proceeding in which the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

  2)
  A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a threatened, pending or completed action, suit, investigation or other proceeding to which he is, was or was threatened to be a party if he has been wholly successful in its defense.

  3)
  A corporation may advance an officer or director the reasonable costs of defending an action, suit, investigation or other proceeding in certain cases.

  4)
  A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

        The bylaws of the Company provide in relevant part:

        "Section 6.9. Indemnification of Officers and Directors. The Corporation shall indemnify any person against any judgment, penalty, fine, settlement and reasonable expenses incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is or is threatened to be made a party because he is or was serving as an officer or director of the Corporation or at the request of the Corporation as an officer, director, partner, venturer, proprietor, trustee, employee, agent or other functionary of another entity and (i) such person is wholly successful in the defense thereof, or (ii) it is determined in the manner required by law that such person conducted himself in good faith, reasonably believed that his conduct was in the best interest of the Corporation and had no reasonable cause to believe that his conduct was unlawful; provided, however, that no person shall be indemnified if such indemnity is prohibited by applicable law. Any such indemnification shall be reported in writing to the shareholders of the Corporation on or before the notice or waiver of notice of the next shareholders' meeting and in any event within twelve (12) months of the indemnification. The right of indemnification under this Section 6.9 shall be in addition to any other rights to which such persons may be entitled and is intended to provide the broadest benefits permitted by law."

        The Company has entered into indemnification agreements with each officer and director under which the Company has agreed to indemnify such persons to the fullest extent permitted by applicable laws and the bylaws of the Company. The Company has also purchased directors and officers liability and corporation reimbursement policies in the aggregate amount of $50,000,000, which, subject to certain exceptions, protect the officers and directors of the Company against liabilities arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or other act attempted, committed or allegedly committed by reason of the director or officer acting in such capacity.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K.

  4.1
  Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan, as amended.

  5.1
  Opinion of William L. Moll, Jr., Managing Attorney for the Company.

  23.1
  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

  23.2
  Consent of William L. Moll, Jr., Managing Attorney for the Company.

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, That paragraph (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on the 30th day of August, 2004.

STEWART & STEVENSON SERVICES, INC.
By:	/s/ MAX L. LUKENS Max L. Lukens President and Chief Executive Officer
By:	/s/ JOHN B. SIMMONS John B. Simmons Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
By:	/s/ L. SCOTT BIAR L. Scott Biar Controller and Chief Accounting Officer (Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of August, 2004.

/s/ HOWARD WOLF Howard Wolf Director	/s/ ROBERT S. SULLIVAN Robert S. Sullivan Director
/s/ MAX L. LUKENS Max L. Lukens Director	/s/ KHLEBER V. ATTWELL Khleber V. Attwell Director
/s/ CHARLES R. OFNER Charles R. Ofner Director	/s/ DARVIN M. WINICK Darvin M. Winick Director
/s/ MONROE M. LUTHER Monroe M. Luther Director	/s/ JAMES M. TIDWELL James M. Tidwell Director

EXHIBIT INDEX

4.1
Stewart & Stevenson Services, Inc. Amended and Restated 1996 Director Stock Plan, as amended

5.1
Opinion of William L. Moll, Jr., Managing Attorney for the Company

23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2
Consent of William L. Moll, Jr., Managing Attorney for the Company

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX